CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-FG22 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

July 13, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-FG22 Series (the “VV-FG22 Series”) and the creation of the VV-FG22 Interests (the “VV-FG22 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-FG22 Series and the creation of the VV-FG22 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-FG22 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-FG22 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-FG22 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-FG22 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-FG22 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-FG22 Interests

AUTHORIZED SHARES:	Minimum: 1,110/ Maximum: 1,221 Interests

SERIES ASSETS:
	First Growth 2022 En Primeur Collection
	Product	Vintage	Bottles
	Haut Brion	2022	12
	Haut Brion	2022	12
	Haut Brion	2022	24
	Lafite Rothschild	2022	3
	Lafite Rothschild	2022	6
	Lafite Rothschild	2022	12
	Lafite Rothschild	2022	36
	Lafite Rothschild	2022	12
	Margaux	2022	3
	Margaux	2022	6
	Margaux	2022	3
	Mouton Rothschild	2022	6
	Mouton Rothschild	2022	12
	Mouton Rothschild	2022	12

VOTING POWERS:	No Voting Powers.

SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-FG22 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King